For: Frozen Food Express Industries, Inc.
Listed: Nasdaq (FFEX)

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

For Immediate Release

Frozen Food Express Industries, Inc. Fourth Quarter
Net Income up 163%

Dallas, Texas - March 16, 2005 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the fourth quarter and year ended December 31, 2004.

For the quarter ended December 31, 2004, total revenue increased by nearly 14%, to $124.2 million from $109.1 million for the same quarter of 2003. Fourth quarter 2004, total revenue included fuel surcharge revenue of $11.5 million, compared to $4.1 million for the same quarter of 2003. Also included in fourth quarter 2004 total revenue was $14.8 million from dedicated services, freight brokerage services and equipment rental, compared to $9.8 million for the same three months of 2003. Total revenue also included $1.3 million from non-freight operations, compared to $2.5 million for the same quarter of 2003.

Income from operations more than tripled during the fourth quarter of 2004, as compared to the same period of 2003. Net income increased by 163%, to $1.8 million from $0.7 million. Earnings per diluted share increased to $.10 from $.04.

Fourth quarter 2004 results were impacted by two expense items of approximately $3.1 million ($2.0 million, after-tax) or $.11 per diluted share, due to increased reserves associated with the results of an actuarial study regarding over-the-road accidents and work related injuries, and due to an increase in deferred compensation liabilities.

For the 12 months ended December 31, 2004, total revenue increased by 12.4%, to $474.4 million from $422.0 million for 2003. During 2004, total revenue included fuel surcharge revenue of $31.7 million, compared to $15.7 million during 2003. Total revenue for 2004 included $51.1 million from dedicated services, freight brokerage services and equipment rental, compared to $34.9 million during 2003.

Net income for 2004 was $10.8 million as compared to $4.3 million for 2003. For 2004, earnings per diluted share increased by 146%, to $.59 from $.24 for 2003.

Income from non-freight operations for 2004’s fourth quarter was $0.3 million as compared to a loss of $3.8 million for the same quarter of 2003. For the 12 months ended December 31, 2004, income from non-freight operations was $0.8 million as compared to a loss of $5.4 million during 2003.

President and CEO Stoney M. (“Mit”) Stubbs, Jr. commented: “2004 was a very good year for FFEX. For net income, it was one of the most profitable years in our 59-year history. During 1994, our best year, our net income was $11.9 million. Absent the claims reserve and deferred compensation adjustments, 2004 would have exceeded that by $1 million. For cash flow from operations, it was a record year. Over the years we have learned, although it is important to grow top line performance, it is more important to grow margin-enhancing revenues and cash flow if we plan on improving long-term growth. We were successful on those counts - revenue growth and margin expansion in 2004 as we move on to what should be another good year in 2005.

“A major contributing factor to our 2004 successes was our ability to increase average linehaul revenue per total mile. We saw much better yields during 2004, as freight demand ran high while overall industry supply of capacity ran low, resulting in favorable pricing conditions. We enjoyed rate increases throughout the year and we may be able to increase rates again in 2005. Excluding fuel-surcharge revenue, full-truckload linehaul revenue per total mile for 2004 increased 4.6% to $1.37 from $1.31 for 2003. Fourth quarter 2004 full-truckload revenue was $1.45 per total mile, up 9.0% from $1.33 for the same quarter of 2003. This gives further evidence of the pricing trends in today’s marketplace. Our average linehaul and dedicated revenue per truck per week which measures equipment and revenue productivity increased for the year 6.7%, to $3,374 from $3,161 for 2003, including our less-than-truckload (“LTL”) operations.

“We saw some of the same improvements in LTL during 2004 as we did for full-truckload.  Excluding fuel surcharges, LTL revenue increased 7% to $123.2 million during 2004 as compared to $115.5 million during 2003.  LTL revenue per total mile, for example, improved by 4.5% as compared to 2003.

“Our management team continues to focus on profitability. We are a full-service provider of freight transportation services in an industry rich in freight demand. Strategically, we plan to better position our assets in our “sweet spots”, targeting on maximum profitability. Our operations and sales teams are constantly working together on ways to identify the right mix of customers and the lanes in which they ship. Additionally, we are paying close attention to regional values and opportunity cost decisions. We are taking every precaution in the freight selection process to ensure that we maintain lane balance and increase overall utilization of resources in those regions that make the most sense economically - as evidenced by our increased productivity for 2004. To improve our day-to-day decision making processes, we have invested in information tools to help us make difficult decisions and balance market share with margins and to find ways to take surgical price increases instead of across the board - all ways to drive bottom line profitability.

“Our strong financial position and improving cash flow from operations confirm that we are well-positioned for the future. We nearly tripled our cash flow from operations during 2004, to $40.5 million from $14.2 million for 2003. In addition to paying down our debt, we increased our capital spending by $7.5 million. At December 31, 2004 our shareholders’ equity was $97.0 million, and our debt as a percent of total capitalization was 2.0%."

Fourth Quarter Activity
During the fourth quarter of 2004, FFEX, for the first time, retained an independent actuarial firm to review its reserves for potential liabilities related to over-the-road accidents and work-related employee injuries. Upon completion of this review, the company increased those reserves by about $1.5 million, reducing net income by $1.0 million.

FFEX sponsors deferred compensation plans for the benefit of its employees. The amount of this deferred compensation is adjustable based on the value of FFEX common stock. As the stock appreciates in value, the liability for deferred compensation also increases. During 2004, FFEX stock increased by $6.26 per share to $12.90 which resulted in $1.7 million of additional pre-tax expense. Approximately 90% of this increase occurred during the fourth quarter of 2004, resulting in a reduction of net income by $1.0 million. For the year ended December 31, 2004, net income was reduced by $1.1 million.

Certain Non-GAAP Measures
Below is a table showing the fourth quarter and full year 2004 net income and earnings per diluted share results that exclude the increases to claims reserves and deferred compensation liabilities. Such exclusions are not in conformity with accounting principles generally accepted in the United States (“non-GAAP measures”). Management believes such non-GAAP measures provide an alternative presentation of results that more accurately reflects the underlying operating results of the company and is furnishing these measures because it believes some investors may be interested in earnings exclusive of these items.

In 2004, management engaged for the first time the services of an independent actuary to conduct a study of the company’s reserves for over-the-road accidents and work-related injuries. The reserve adjustment that resulted from the study was not related to any specific event, injury or accident that would have resulted in adjustments to such reserves, absent the study. The results of the study led to a decision to increase the claims reserves with the sole objective of presenting such reserves using an actuarial method not used in previous periods. Further, with regard to the increase in deferred compensation liabilities, such expense was caused by the sudden increase in the market price of the company’s common stock during the fourth quarter of 2004. Accordingly, the exclusion of the adjustments resulting from the increase in reserves and liabilities, in the view of management, more accurately reflects the company’s underlying operating results for the three and twelve months ended December 31, 2004.

These measures should be considered in addition to, not as a substitute for, net income and earnings per diluted share as shown on the accompanying consolidated statements of income. The following table reconciles fourth quarter and full year 2004 net income and earnings per diluted share excluding the expenses from the claims reserve and the deferred compensation adjustments, to net income and earnings per diluted share calculated in accordance with GAAP (in thousands, except per share amounts):

	Three Months Ended December 31, 2004		Twelve Months Ended December 31, 2004
	Net income	Diluted earnings per share	Net income	Diluted earnings per share
Net income and earnings per diluted share, excluding increases to claims reserve and deferred compensation	$3,792	$0.21	$12,854	$0.71
After tax increases to claims reserves and deferred compensation	$1,990	$0.11	$2,100	$0.12
As reported in accordance with GAAP	$1,802	$0.10	$10,754	$0.59

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Twelve Months Ended December 31,
(Unaudited and in thousands, except per-share amounts)

	Three Months		Twelve Months
	2004	2003	2004	2003
Revenue
Freight revenue	$122,924	$106,581	$464,689	$405,901
Non-freight revenue	1,317	2,505	9,741	16,073
	124,241	109,086	474,430	421,974
Cost and expenses
Salaries, wages and related expenses	32,360	29,445	123,298	117,453
Purchased transportation	32,707	28,851	125,860	107,246
Fuel	16,578	12,094	60,124	47,451
Supplies and expenses	14,170	11,712	56,488	47,672
Revenue equipment rent	7,485	7,557	31,388	32,175
Depreciation	5,582	3,933	19,899	14,529
Communication and utilities	1,080	1,021	4,016	4,095
Claims and insurance	6,389	4,876	18,056	14,739
Operating taxes and licenses	1,056	939	4,544	3,985
Miscellaneous expenses	2,077	1,119	4,986	4,628
	119,484	101,547	448,659	393,973
Non-freight costs and operating expenses	1,043	6,352	8,931	21,454
	120,527	107,899	457,590	415,427
Operating income	3,714	1,187	16,840	6,547
Interest and other expense (income)	445	345	(252)	148

Pre-tax income	3,269	842	17,092	6,399

Income tax	1,467	156	6,338	2,129

Net income	$1,802	$686	$10,754	$4,270

Net income per share of common stock
Basic	$0.10	$0.04	$0.62	$0.25
Diluted	$0.10	$0.04	$0.59	$0.24

Basic shares	17,290	17,020	17,219	16,829
Diluted shares	18,378	18,005	18,124	17,839

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Twelve Months Ended December 31, (Unaudited)
	Three Months		Twelve Months
	2004	2003	2004	2003
Freight revenue from
Full truckload linehaul services [a]	$64.5	$62.6	$258.7	$239.8
Dedicated Fleets [a]	5.8	3.6	20.3	14.5
Total full-truckload [a]	70.3	66.2	279.0	254.3
Less-than-truckload services [a]	32.1	30.1	123.2	115.5
Fuel adjustments [a]	11.5	4.1	31.7	15.7
Freight brokerage [a]	7.5	4.7	24.9	15.0
Equipment rental [a]	1.4	1.5	5.9	5.4
Total freight revenue [a]	$122.8	$106.6	$464.7	$405.9

Total full-truckload revenue [a]	$70.3	$66.2	$279.0	$254.3
Less-than-truckload revenue [a]	32.1	30.1	123.2	115.5
Total linehaul and dedicated fleet revenue [a]	$102.4	$96.3	$402.2	$369.8
Weekly average trucks in service	2,300	2,305	2,292	2,250
Revenue per truck per week [b]	$3,427	$3,213	$3,374	$3,161
Full-truckload linehaul miles [a]	44.4	47.1	188.5	183.4
Full-truckload linehaul revenue per total mile	$1.45	$1.33	$1.37	$1.31
Average full-truckload linehaul miles per trip	980	1,006	990	992
Less-than-truckload miles [a]	11.8	11.0	44.6	43.7
Less-than-truckload revenue per total mile	$2.72	$2.74	$2.76	$2.64

(a) In millions.
(b) Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by the weekly average trucks in service.

Internal Controls over Financial Reporting
FFEX management identified three “material weaknesses” as defined by the Public Company Accounting Oversight Board’s Accounting Standard No. 2. The company has concluded that it lacked sufficient controls to i) prevent a presentation error in the Commitments and Contingencies note to the consolidated financial statements; ii) ensure the reconciliation of certain accrued liability accounts; iii) ensure the proper calculation of the deferred tax liability attributable to differences in book and tax depreciation .The results reported herein include the corrected effect of the latter two items. Correction of the first item had no impact on the company’s results of operations as reported herein, nor did it have any impact on the company’s balance sheet or statement of cash flows.

Due to the delays in completing management's assessment of the effectiveness of the company's internal controls over financial reporting, the company will today file with the Securities and Exchange Commission on form 12b-25 its notification of a late filing of its Annual Report on Form 10-K.

Conference Call and Web Cast
FFEX will hold a telephonic conference call tomorrow morning, March 17, 2005 at 10:30 am Central Time (11:30 am Eastern Time) to discuss the three months and twelve months 2004 operating results. Individuals wishing to participate in the conference call may do so by dialing (800) 320-2978 for domestic (617) 614-4923 for international calls and entering the pass code 84408841 prior to the beginning of the call. There will also be a live web cast of the conference call that can be accessed by clicking on the web cast icon http://www.ffex.net. A replay of the web cast will be available on the company’s website or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls for 30 days following the live web cast. The pass code for the replay will be 12628482.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service—providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.